Exhibit 99.1

ReposiTrak Reports Third Quarter Fiscal 2026 Financial Results

Quarterly Operating Income Increases 24%, 28% Fiscal Year-to-Date, and Company Generates $0.10 in Quarterly Diluted EPS;

Demand for Touchless Traceability Accelerates After Key Patents Filed

Salt Lake City, UT – May 14, 2026 –ReposiTrak (NYSE: TRAK), an AI-powered, integrated supply chain platform, today announced financial results for the third fiscal quarter ended March 31, 2026.

Third Fiscal Quarter Financial Highlights (three months ended March 31, 2026 vs. three months ended March 31, 2025):

●	Third quarter total revenue of $5.9 million, essentially flat year-over-year.
●	Operating expense decreased 12% to $3.6 million.
●	Operating income increased 24% to $2.3 million.
●	GAAP net income increased 1% to $2.0 million.
●	Net income to common shareholders was $2.0 million, up 4%.
●	EPS of $0.11 per basic and $0.10 per diluted share.
●	During the quarter, the Company redeemed 35,047 preferred shares for the stated redemption price of $10.70 per share for a total of $375,000.
●	During the quarter, the Company repurchased and cancelled 55,262 common shares for an average price of $9.95 per share for a total of $550,000.
●

On March 20, 2026, the Board declared a quarterly dividend of $0.02 per quarter ($0.08 per share annually) to shareholders of record on March 31, 2026. The cash dividends will be paid to shareholders of record on or about May 15, 2026. Subsequent dividends will be paid within 45 days of each fiscal quarter end.

Fiscal Year-to-Date Financial Highlights (nine months ended March 31, 2026 vs. nine months ended March 31, 2025):

●	Fiscal year-to-date revenue of $17.7 million, up 5% year-over-year.
●	Operating expense decreased 4% to $11.7 million.
●	Operating income increased 28% to $6.0 million.
●	GAAP net income increased 6% to $5.5 million.
●	Net income to common shareholders was $5.4 million, up 9%.
●	EPS of $0.29 per basic and $0.28 per diluted share.
●	The Company finished the period with $26.4 million in cash and no bank debt.
●	The Company generated $5.9 million in cash from operations for the first nine months of fiscal 2026.

Randall K. Fields, Chairman and Chief Executive Officer of ReposiTrak, commented: "The FDA's traceability initiative has effectively erased the lines between our disparate product offerings. What were once distinct business lines increasingly operate as a single, comprehensive food safety platform, a solution that is unrivaled in the industry. That convergence is a meaningful strategic advantage, because no one else delivers all of these capabilities in a single platform. This creates advantages in cross-selling across all layers of the industry, from growers to suppliers, wholesalers and retailers."

"During the quarter, we filed two patent applications covering our Touchless Traceability™ solution, creating a durable competitive moat around the only approach that delivers FDA-compliant traceability at scale,” added Mr. Fields. “With deployments already in production at a leading grocer and a major Southern wholesaler, Touchless Traceability is establishing a new standard for accuracy and efficiency. These two customers are the only two companies in the world we are aware of that can track products from the supplier to their distribution center to their retail stores without ever having to touch or scan the product."

"Our collaboration with SPAR Group pairs our ability to identify supply chain and merchandising issues with SPAR's field execution, giving retailers a true end-to-end solution from problem identification to in-store resolution,” concluded Mr. Fields. “This is the next evolution of our platform: from insight to action. We believe this collaboration has the potential to be significant not only to our respective businesses, but to the industry as a whole."

Third Fiscal Quarter Financial Results (three months ended March 31, 2026, vs. three months ended March 31, 2025):

Revenue was flat at $5.9 million as compared to $5.9 million in the prior-year third quarter due to a 16% increase in traceability onboardings in the third fiscal quarter of 2025, that did not occur in the same period of 2026 as a result of the FSMA 204 deadline extension. Total operating expense was $3.6 million, down 12% compared to $4.1 million last year. SG&A expense was $2.7 million, down 5% from $2.9 million last year. GAAP net income was $2.0 million compared to $2.0 million, an increase of 1%. Net income to common shareholders was $2.0 million, or $0.11 per basic and $0.10 per diluted share, compared to $1.9 million, or $0.10 per basic and diluted share, representing an increase of 4%.

Fiscal Year-to-Date Financial Results (nine months ended March 31, 2026, vs. nine months ended March 31, 2025):

Revenue increased 5% to $17.7 million as compared to $16.8 million in the prior-year period. Total operating expense was $11.7 million, down 4% compared to $12.2 million last year. SG&A expense was $8.7 million, up 2% from $8.5 million last year. GAAP net income was $5.5 million compared to $5.2 million, an increase of 6%. Net income to common shareholders was $5.4 million, or $0.29 per basic and $0.28 per diluted share, compared to $4.9 million, or $0.27 per basic and $0.26 per diluted share, representing an increase of 9%.

Return of Capital:

In the third quarter of fiscal 2026, the Company redeemed 35,047 preferred shares at the stated redemption price of $10.70 per share for a total of $375,003. As of March 31, 2026, a total of 160,865 shares of Series B preferred remained issued and outstanding. Since inception, a total of preferred shares, including Series B and Series B-1 preferred, at the redemption price of $10.70 per share have been redeemed for a total of $7.3 million. All Series B-1 preferred shares have been redeemed. The remaining amount available for future preferred redemptions is $1.7 million. At the current rate of redemption, the Company anticipates redeeming all of its preferred shares issued and outstanding on or before December of 2026.

During the third quarter of fiscal 2026, the Company repurchased 55,262 common shares for a total of $550,000 at an average of $9.95 per share. The Company has approximately $6.0 million remaining on the $21.0 million total common share buyback authorization.

On March 20, 2026, the Board declared a quarterly dividend of $0.02 per quarter ($0.08 per share annually) to shareholders of record on March 31, 2026. The cash dividends will be paid to shareholders of record on or about May 15, 2026. Subsequent dividends will be paid within 45 days of each fiscal quarter end.

Balance Sheet:

The Company had $26.4 million in cash and cash equivalents at March 31, 2026, compared to $28.6 million at June 30, 2025 due to the investment in the SPAR Group. As of December 31, 2025, the Company had no bank debt. During the quarter, the Company recorded an unrealized loss on short-term investments of $128,697, reflecting lower interest rates and the expected impact on interest income.

Conference Call:

The Company will host a conference call at 4:15 p.m. Eastern today to discuss the Company’s results. The conference call will also be webcast and will be available via the investor relations section of the Company’s website, www.repositrak.com.

Participant Dial-In Numbers:
Date: Thursday, May 14, 2026

Time: 4:15 p.m. ET (1:15 p.m. PT)

Toll-Free: 1-877-407-9716

Toll/International 1-201-493-6779

Conference ID: 13760307

Replay Dial-In Numbers:

Toll Free: 1-844-512-2921

Toll/International: 1-412-317-6671

Conference ID: 13760307

Replay Start: Thursday, May 14, 2026, 7:15 p.m. ET

Replay Expiry: Sunday, June 14, 2026 at 11:59 p.m. ET

About ReposiTrak

ReposiTrak, Inc. (NYSE: TRAK) is an AI-powered, integrated platform that connects retailers, wholesalers, suppliers, and food manufacturers through a suite of applications designed to reduce risk, support regulatory compliance, strengthen operational controls, and protect brand integrity. The ReposiTrak platform serves as a shared system of record across its solution areas, maintaining and synchronizing complex supplier and customer data to enable secure, accurate, and scalable information exchange.

ReposiTrak’s solutions are organized into three core product families: traceability, compliance and risk management, and supply chain solutions. Through its scalable, cloud-based platform and U.S.-based team of experts, the Company helps organizations streamline operations, improve data transparency, and meet evolving regulatory requirements across the food supply chain. For more information, visit www.repositrak.com.

Forward-Looking Statement

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to ReposiTrak Inc., (“ReposiTrak”) are intended to identify such forward-looking statements. ReposiTrak may from time-to-time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in ReposiTrak annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Investor Relations Contact:

John Merrill, CFO

Investor-relations@repositrak.com

Or

FNK IR

Rob Fink

646.809.4048

rob@fnkir.com

REPOSITRAK, INC.

Consolidated Condensed Balance Sheets (Unaudited)

	March 31,	June 30,
	2026	2025
Assets
Current Assets
Cash	$26,409,558	$28,568,805
Receivables, net of allowance for doubtful accounts of $264,517 and $242,437 at March 31, 2026 and June 30, 2025, respectively	5,101,465	4,133,026
Contract asset – unbilled current portion	454,408	428,585
Prepaid expense and other current assets	1,137,554	555,384
Total Current Assets	33,102,985	33,685,800

Property and equipment, net	362,973	602,172

Other Assets:
Notes receivable	3,000,000	-
Deposits and other assets	22,414	22,414
Prepaid expense – less current portion	3,453	6,568
Goodwill	20,883,886	20,883,886
Capitalized software costs, net	-	128,207
Total Other Assets	23,909,753	21,041,075

Total Assets	$57,375,711	$55,329,047

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$270,175	$282,146
Accrued liabilities	2,507,489	1,841,839
Contract liability – deferred revenue	3,754,750	3,175,908
Notes payable and financing leases – current	234,523	231,225
Total current liabilities	6,766,937	5,531,118

Long-term liabilities
Notes payable and financing leases – less current portion	114,939	278,748
Total liabilities	6,881,876	5,809,866

Commitments and contingencies

Stockholders’ equity:
Preferred Stock; $0.01 par value, 30,000,000 shares authorized;
Series B Preferred, 700,000 shares authorized; 160,865 and 336,098 shares issued and outstanding at March 31, 2026 and June 30, 2025, respectively	1,609	3,361
Common Stock, $0.01 par value, 50,000,000 shares authorized; 18,173,565 and 18,282,805 and issued and outstanding at March 31, 2026 and June 30, 2025, respectively	181,738	182,830
Additional paid-in capital	59,063,066	62,181,156
Accumulated other comprehensive loss	(51,173)	(11,256)
Accumulated deficit	(8,701,405)	(12,836,910)
Total stockholders’ equity	50,493,835	49,519,181
Total liabilities and stockholders’ equity	$57,375,711	$55,329,047

REPOSITRAK, INC.

Consolidated Condensed Statements of Operations and Comprehensive Income (Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2026	2025	2026	2025

Revenue	$5,883,198	$5,913,732	$17,711,476	$16,845,782

Operating expense:
Cost of revenue and product support	803,353	911,693	2,511,249	2,773,468
Sales and marketing	1,356,865	1,408,861	4,458,676	4,392,997
General and administrative	1,376,346	1,455,602	4,216,435	4,124,706
Depreciation and amortization	95,414	328,723	563,090	913,646
Total operating expense	3,631,978	4,104,879	11,749,450	12,204,817

Income from operations	2,251,220	1,808,853	5,962,026	4,640,965

Other income (expense):
Interest income	321,109	326,388	1,082,011	1,030,554
Interest expense	(9,191)	(12,817)	(29,930)	(35,022)
Realized gain (loss) on short term investments	1,194	-	(19,052)	-
Unrealized gain (loss) on short term investments	(128,697)	(6,705)	(153,852)	(2,438)
Income before income taxes	2,435,635	2,115,719	6,841,203	5,634,059

(Provision) for income taxes:	(450,000)	(149,931)	(1,349,999)	(452,036)
Net income	1,985,635	1,965,788	5,491,204	5,182,023

Dividends on preferred stock	(34,285)	(85,725)	(139,653)	(289,223)

Net income applicable to common shareholders	$1,951,350	$1,880,063	$5,351,551	$4,892,800

Weighted average shares, basic	18,205,000	18,254,000	18,254,000	18,249,000
Weighted average shares, diluted	18,838,000	19,143,000	19,029,000	19,122,000
Basic income per share	$0.11	$0.10	$0.29	$0.27
Diluted income per share	$0.10	$0.10	$0.28	$0.26
Comprehensive income:
Net income	$1,985,635	$1,965,788	$5,491,204	$5,182,023
Other comprehensive gain:
Unrealized gain (loss) on available-for-sale securities	(31,328)	(3,759)	(39,917)	15,110
Total comprehensive income	$1,954,307	$1,962,029	$5,451,287	$5,197,133

REPOSITRAK, INC.

Consolidated Condensed Statements of Cash Flows (Unaudited)

	Nine Months Ended
	March 31,
	2026	2025
Cash flows from operating activities:
Net income	$5,491,204	$5,182,023
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	563,090	913,646
Amortization of operating right of use asset	-	47,386
Stock compensation expense	327,069	302,251
Bad debt expense	675,000	450,000
(Increase) decrease in:
Accounts receivables	(1,669,262)	(796,122)
Long-term receivables, prepaids and other assets	(762,990)	(208,916)
Increase (decrease) in:
Accounts payable	(11,971)	21,746
Operating lease liability	-	(47,372)
Accrued liabilities	669,156	(335,917)
Deferred revenue	578,842	1,234,646
Net cash provided by operating activities	5,860,138	6,763,371

Cash flows from investing activities:
Issuance of note receivable	(3,000,000)	-
Purchase of property and equipment	(11,749)	(8,795)
Sale (purchase) of marketable securities	(39,917)	15,110
Net cash provided by (used in) investing activities	(3,051,666)	6,315

Cash flows from financing activities:
Common Stock buyback/retirement	(1,798,537)	(100,016)
Redemption of Series B Preferred	(1,874,993)	(2,249,975)
Proceeds from exercise of warrants	-	79,120
Proceeds from employee stock plan	104,519	134,345
Dividends paid	(1,238,197)	(1,342,235)
Payments on notes payable and capital leases	(160,511)	(310,466)
Net cash used in financing activities	(4,967,719)	(3,789,227)

Net increase (decrease) in cash and cash equivalents	(2,159,247)	2,980,459

Cash and cash equivalents at beginning of period	28,568,805	25,153,862
Cash and cash equivalents at end of period	$26,409,558	$28,134,321

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$709,420	$375,119
Cash paid for interest	$12,054	$7,769
Cash paid for operating leases	$-	$56,244

Supplemental disclosure of non-cash investing and financing activities:
Common stock to pay accrued liabilities	$325,136	$259,302
Dividends accrued on preferred stock	$139,653	$289,223
Right-of-use asset	$-	$654,444